Exhibit 10.3

July 17, 2015

Todd N. Smith

Re:                             Separation Agreement and General Release

Dear Todd:

This letter agreement (the “Letter Agreement”) confirms our agreement concerning your separation from Ophthotech Corporation (“Ophthotech” or the “Company”).  Subject to the terms of this Letter Agreement, your employment will end effective July 31, 2015 (the “Separation Date”).  By signing a copy of this Letter Agreement in the space provided below, you agree to the terms and conditions set forth herein.

A.                                    The Company’s Obligations.  In exchange for your execution (and non-revocation) of and compliance with this Letter Agreement and subject to its terms and conditions, the Company will provide you with the following payments and benefits on the Separation Date:

1.                                      Pursuant to their terms, the stock option and restricted stock unit awards granted to you by the Company (the “Stock Grants”) will terminate effective as of the Separation Date.

2.                                      The Company will provide you with a severance payment (“Severance Payment”).  The Severance Payment shall consist of:

i.                  a lump sum payment in the amount of $403,500, consisting of twelve (12) months of your current base salary; and

ii.               a lump sum payment in the amount of $105,313, consisting of the pro- rated portion of your Target Bonus (as such term is defined in your March 5, 2015 agreement) (“March 5, 2015 Agreement”).

Section 4(a) of the March 5, 2015 Agreement (Code Section 409A) shall govern any payment under this Letter Agreement.

Except as provided for in this Paragraph A.2, both the March 5, 2015 Agreement and the letter outlining the terms of your offer of employment with the Company dated September 29, 2014 (the “Offer Letter”) are of no further force or effect.

3.                                      Your group medical and dental coverage will continue through the last date of the month in which your Separation Date occurs.  You will be given separate information regarding your right to continue your group health/dental/vision coverage, as required by the Consolidated Omnibus Budget Reconciliation Act of

1985 (“COBRA”).  All COBRA rights are subject to your completion and submission of the proper forms in the times allotted.

Provided you timely elect COBRA continuation coverage, the Company will reimburse you for the monthly premium to continue such coverage for the lesser of (i) the twelve (12) full calendar months immediately following the last day of the calendar month in which your Separation Date occurs; and (ii) the end of the calendar month in which you become eligible to receive group health plan coverage under another employee benefit plan.  For the avoidance of doubt, such reimbursement of monthly premiums shall be subject to Section 4(a) of the March 5, 2015 Agreement (Code Section 409A).

4.                                      All payments under this Letter Agreement will be subject to all deductions required by law, including applicable taxes and withholdings.  In accordance with its normal payroll practices, the Company will mail to the address listed above (or such other address as you have provided in writing to the Company’s Human Resources Department) an IRS Form W-2 (a) following the end of 2015, covering compensation you received in 2015, inclusive of the Severance Payment and any COBRA reimbursement payments received in 2015 and (b) following the end of 2016, covering any COBRA reimbursement payments received in 2016.

B.            Your Obligations.  In consideration for the Company providing you with the payments and benefits described in Section A, above, to which you are not otherwise entitled, you voluntarily agree to the following:

1.                                      You, for yourself and for your heirs, executors, administrators, successors and assigns (referred to collectively as “Releasor”), forever release and discharge the Company and any and all of the Company’s past and present affiliates, parent entities, subsidiaries, divisions, offices, branches, assets, employee benefit plans, funds, investment funds, successors and assigns, and any and all of its and their past and present officers, directors, partners, members, shareholders, agents, attorneys, employees, agents, trustees, fiduciaries, representatives, administrators, successors and assigns (whether acting in such capacity or otherwise) (referred to collectively as the “Releasees”), from any and all claims, demands, causes of action, fees and liabilities of any kind whatsoever, whether known or unknown, which Releasor ever had, now has or may have against Releasees or any of them by reason of any actual or alleged act, omission, transaction, practice, conduct, occurrence or other matter from the beginning of the world up to and including the date you sign this Letter Agreement based on your employment with the Company and the termination of your employment (other than claims you may have based upon your rights under this Letter Agreement).

2.                                      Without limiting the generality of the foregoing general release, by signing this Letter Agreement you agree that you are releasing Releasees from any and all claims arising out of your employment with the Company, the terms and conditions of such, employment and/or the termination of such employment, including but not limited to: (i) any claim under the Employee Retirement Income Security Act of

1974 (“ERISA”), Title VII of the Civil Rights Act of 1964, the Civil Rights Act of 1991, the Civil Rights Act of 1866, the Age Discrimination in Employment Act (including the Older Workers Benefit Protection Act), the Equal Pay Act, the Americans with Disabilities Act, the Family and Medical Leave Act, the National Labor Relations Act, the Sarbanes-Oxley Act, the Dodd-Frank Act, the New York State Human Rights Law, the New York City Human Rights Law, the New York Labor Law (all as amended), and any other applicable federal, state or local statute; (ii) any other claim of discrimination, harassment or retaliation in employment (whether based on federal, state or local law, statutory or decisional); (iii) any claim sounding in tort, common law or contract (express or implied), wrongful discharge, whistleblowing, detrimental reliance, or defamation; (iv) any claim based on the Stock Grants; and (v) any claim for attorney’s fees, costs, disbursements, emotional distress, compensatory and/or punitive damages and/or the like.

3.                                      You acknowledge that you may hereafter discover claims or facts in addition to or different from those which you now know or believe to exist with respect to the subject matter of this Letter Agreement and which, if known or suspected at the time you execute this Letter Agreement, may have materially affected this Letter Agreement and your decision to enter into it.  Nevertheless, you hereby waive any right, claim or cause of action that might arise as a result of such different or additional claims or facts.

4.                                      You represent and warrant that you have maintained in the strictest confidence all information relating to the Company and/or the Releasees and their respective business that is not generally known by persons not employed by the Company and that could not easily be determined of learned by someone outside of the Company.  All of the foregoing shall be deemed “Confidential Information.”  You agree that you will maintain in the strictest confidence all Confidential Information, except as set forth below.  In addition, you hereby acknowledge and affirm your post-termination obligations under the Invention, Non-Disclosure, Non-Competition and Non-Solicitation Agreement between you and the Company dated September 29, 2014 (the “Covenant Agreement”), which are expressly incorporated herein.

5.                                      You agree that you have not and in the future will not disclose to any other person or entity (directly or indirectly), Confidential Information, except (a) as may be required pursuant to a valid subpoena, a request by a government agency (including but not limited to the United States Equal Employment Opportunity Commission (“EEOC”) or the Securities and Exchange Commission (“SEC”) in connection with any charge filed, investigation or proceeding or as otherwise required by law; and (b) to your immediate family members, financial advisors and attorneys, provided that you first inform them of the confidentiality of this Agreement and they agree to maintain its confidentiality.  Yon further agree that you will not solicit or initiate any demand or request by others for the disclosure of Confidential Information; or encourage or induce any other person to make any statement or disclosure of Confidential Information.  In the event that you receive an inquiry from the press or otherwise that could potentially call for the disclosure of Confidential Information, you will respond to the inquiry, if at all, by stating “I cannot comment” or words to that effect.

6.                                      You will cooperate fully with the Company, and provide assistance to the Company, in connection with (a) the orderly transition of all of your responsibilities and matters, (b) any pending or future litigation, administrative proceeding, or investigatory matter, and (c) any other matters for which you were responsible or with respect to which your knowledge may be of assistance to the Company.  You further agree that, in the event you are subpoenaed by any person or entity (including, but not limited to, any government agency) to give testimony (in a deposition, court proceeding or otherwise) which in any way relates to your employment with the Company, you will give prompt written notice of such request to the Company’s Head of Human Resources, at the address above to allow the Company a reasonable opportunity to first contest the right of the requesting person or entity to such disclosure.  Nothing in this Letter Agreement shall preclude you from responding truthfully to a valid subpoena.  You agree to provide such cooperation and assistance as requested by the Company, subject to the reasonable efforts of the Company to accommodate any new employment obligations you may have, and the Company shall reimburse you for your reasonable out-of-pocket expenses in connection therewith.  For the avoidance of doubt, nothing in this Paragraph or elsewhere in the Agreement is intended in any way to prevent you from testifying fully and truthfully in any action or proceeding or in connection with any regulatory matter.

7.                                      You agree that you have not and will not make any disparaging, critical or otherwise detrimental statements (orally or in writing) to any person or entity concerning the Company, its officers, directors, managing members, investors, employees, attorneys, representatives, affiliates, customers, clients, its and their business affairs or financial condition, the circumstances surrounding your employment and separation from the Company.  For purposes of this Letter Agreement, the term “disparage” shall mean any oral or written statement or representation which, directly or by implication, tends, in the minds of a reasonable audience, to create a negative impression about the subject of the statement or representation, and includes, without limitation, comments or statements to the press and/or media, including, but not limited to, print journalists, press interviews or statements, newspapers, radio, television, cable, satellite programs, or Internet media (including blogs, web pages, web posts, email, and or “chat programs”), or to the Company, its officers, directors, employees, affiliates, customers, clients, or any person or entity with which the Company has a business relationship which would: (a) adversely affect in any manner the conduct of the business of the Company or the Company’s business relationships; (b) adversely affect in any manner the business reputation of the Company, its officers, directors, managing members, investors, employees, attorneys, representatives, affiliates, customers, clients, or any person or entity with which the Company has a business relationship; (c) induce or encourage others, to disparage the Company, its officers, directors, managing members, investors, employees, attorneys, representatives, affiliates, customers, clients, or any person or entity with which the Company has a business relationship.

8.                                      Nothing in this agreement shall be construed to prohibit you from reporting possible violations of federal or state law or regulations to any governmental agency or self-regulatory organization, or making other disclosures that are protected under whistleblower or other provisions of any applicable federal or state law or regulations.  Nothing contained in this Letter Agreement shall prohibit you from filing a charge with, or participating in any investigation or proceeding conducted by, the EEOC, or other federal, state or local government agency, except that you understand and agree that you will not be able to recover monetary or equitable relief of any kind from Releasees in connection with any such charged filed by you or on your behalf in connection with any action filed by a third party with respect to the claims you are waiving in this Letter Agreement Additionally, nothing in this Letter Agreement shall constitute a waiver of claims arising after the date you sign it; claims that cannot be waived by law; any right to make any disclosure to or cooperate with the United States Securities and Exchange Commission (“SEC”) pursuant to Section 21F(b) of the Securities and Exchange Act or to receive a reward from the SEC in connection therewith; claims for accrued, vested benefits under any employee pension plan of the Company in accordance with the terms of the official plan documents and applicable law; claims for reimbursement through the Company’s Flexible Spending Account Program; or claims for benefits under the Company’s group medical, vision and dental and disability plans in accordance with the terms of such plans and applicable law.

9.                                      You agree to immediately return to the undersigned all property of the Company and/or any of the other Releasees that you have, including but not limited to records and materials, business and client information and files, cardkey access to Company offices, remote access card, desktop and laptop computer, keys, and corporate credit cards.

10.                               You acknowledge that apart from the payments and benefits that will be provided to you as set forth in this Letter Agreement, you have received all compensation, wages, bonuses, severance or termination pay, stock options, restricted stock units, equity grants, commissions, notice period, leave and/or benefits to which you may have been entitled to under any law, policy or plan of or sponsored by the Company, or pursuant to any prior agreement with the Company and that no other payments or benefits are due or owing to you except as set forth in this Letter Agreement, including any severance payment or benefits under the March 5, 2015 Agreement or the Offer Letter.  You further affirm that you have had no known workplace injuries or occupational diseases.

C.                                    Mutual Understandings.  The parties mutually agree to the following provisions:

1.                                      Any description by either (a) you or (b) the Company to any inquiring third party or in any internal company-wide communication, in the case of (a) or (b), regarding your status with the Company, shall be consistent with Exhibit A.

2.                                      It is the Company’s policy not to provide the reasons for any employee’s departure unless required by law.  Therefore, any prospective employer who makes an inquiry to the Human Resources Department about your employment shall contact the Company’s Head of Human Resources or her designee, who will confirm only the dates of your employment, the positions you held, and your compensation (provided that compensation information will be provided only if you submit written authorization releasing this information to the Company’s Head of Human Resources or her designee or to the extent required by subpoena, court order or law).

3.                                      Notwithstanding the foregoing Paragraph C.1 and C2, nothing herein shall limit the Company’s ability to make any disclosures required by the securities laws or the rules and regulations of the SEC or of any stock exchange on which the Company’s shares are listed, including the filing of a Current Report on Form 8-K to disclose the fact of your resignation and the financial arrangements memorialized hereby, the inclusion of information regarding compensation paid to you as required in any filing with the SEC made by the Company and the filing of this Agreement as an exhibit to the Company’s periodic reports filed pursuant to the Securities Exchange Act.

4.                                      Nothing herein is intended to or shall be deemed to constitute an admission that the Company or any of the other Releasees have violated any federal, state or local law (statutory or decisional), ordinance or regulation, breached any contract, or committed any wrongdoing whatsoever against you or otherwise.  Neither this Letter Agreement nor any of its terms may be used as an admission or introduced as evidence as to any issue of law or fact in any proceeding, suit or action, other than an action to enforce this Letter Agreement.  Moreover, by signing this Letter Agreement you acknowledge that you are not aware of any wrongdoing or fraudulent or unlawful conduct on the part of the Company or the Releasees.

5.                                      In the event that any provision of this Letter Agreement is held to be invalid, illegal or unenforceable, the validity, legality and enforceability of the remaining provisions will not in any way be affected or impaired thereby.  Moreover, if any provision contained in this Letter Agreement is held to be excessively broad as to duration, scope, activity or subject, that provision will be construed by limiting and reducing it so as to be enforceable to the maximum extent compatible with applicable law.

6.                                      This Letter Agreement, together with any attachments and exhibits hereto, constitutes the entire agreement between you and the Company with respect to the subject matter hereof and supersedes all prior negotiations, representations or agreements relating thereto, whether written or oral, with the exception of any agreements or portions thereof expressly described herein as imposing continuing rights and obligations.  You represent that in executing this Letter Agreement, you have not relied on any representation or statement not set forth herein.  No amendment or modification of this Letter Agreement shall be valid or binding upon the parties unless in writing and signed by both parties.

7.                                      This Letter Agreement will be governed by and construed in accordance with the laws of the State of New York, except as may be preempted by federal law.  This Letter Agreement is binding upon, and shall inure to the benefit of, the parties and their respective hens, executors, administrators, successors and assigns.

D.                                    Obligations Unrelated to This Letter Agreement.  Regardless of whether you sign this Letter Agreement, you and the Releasees will have the following rights and obligations:

1.                                      You will be paid for all accrued vacation days that remain unused as of the Separation Date, with such payment occurring within ten (10) days of the Separation Date.

2.                                      Your participation in the Company’s 401(k)/retirement plan(s) will cease on the Separation Date.  You will receive any accrued vested benefits under this plan(s) in accordance with the terms of the plan and applicable law.  Separate information will be given to you regarding these benefits.

E.                                    Consideration Period.  By signing this Letter Agreement in the space provided below and returning it to the undersigned, you are confirming your acceptance of the terms and conditions set forth herein, and you are acknowledging the following:

1.                                      The obligations as set out in this Letter Agreement represent a complete waiver and release of all rights and claims that you have or may have against the Releasees, as provided in Paragraph B.1 above.  Accordingly, you should review it carefully before signing it.

2.                                      You may take up to twenty-one (21) days from your receipt of this Letter Agreement to consider its meaning and effect and to determine whether or not you wish to enter into it.  You are advised to consult with an attorney of your choice before signing this Letter Agreement.

3.                                      To accept this Letter Agreement, you must sign, have notarized, and deliver the Letter Agreement to Amy Sheehan, at the address above.

4.                                      By signing this Letter Agreement, you acknowledge that you have carefully read this Letter Agreement in its entirety, you have had an opportunity to consider the terms of this Letter Agreement for at least twenty-one (21) days, you fully understand the significance of all the terms and conditions of this Letter Agreement and have had a reasonable opportunity to discuss them with an attorney of your choice, and you are signing this Letter Agreement voluntarily and of your own free will and agreeing to all the terms and conditions contained herein.

5.                                      In addition, you may take seven (7) days after signing this Letter Agreement to revoke your signature (such period, the “Revocation Period”).  This Letter Agreement will not become effective until after you sign this Letter Agreement and the Revocation Period expires without revocation (the “Effective Date”).  Any revocation of this Letter Agreement must be in writing and delivered personally or by overnight courier to Amy Sheehan, in which event this Letter Agreement will become null and void and your employment with the Company will terminate immediately.

We wish you the best in your future endeavors,

Sincerely yours,

/s/ Amy Sheehan
Amy Sheehan
Vice President, Human Resources
Ophthotech

Agreed to and Accepted by:

/s/ Todd N. Smith
Todd N. Smith

Date:	7/20/2015

State of IL	)
) ss.:
County of LAKE	)

On this 20th day of July, 2015, before me, a Notary Public of the State of IL, personally appeared Todd N, Smith, who executed the foregoing Letter Agreement and did then and there acknowledge to me that he voluntarily executed the same.

/s/ Wanda Cervantes
Notary Public